UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: October 26, 2020
(Date of earliest event reported)
 _________________________________________
NAUTILUS, INC.
(Exact name of registrant as specified in its charter)
  __________________________________________

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17750 S.E. 6th Way
Vancouver, Washington 98683
(Address of principal executive offices, including zip code)

(360) 859-2900
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	NLS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

NAUTILUS, INC.
FORM 8-K

Item 1.01	Entry into a Material Definitive Agreement.
The information in Item 5.02 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2020, Nautilus, Inc. (the "Company"), announced the appointment of Garry R. Wiseman as the Company's Senior Vice President and Chief Digital Officer, effective October 26, 2020 (the "Effective Date").

Mr. Wiseman, 44, brings over 25 years of product and e-commerce capabilities, most recently served as Senior Vice President of Digital Customer Experience for Dell Technologies where he led the company through a rapid digital transformation.

The Company entered into an Executive Employment Agreement with Mr. Wiseman, effective as of October 26, 2020 (the “Agreement”). Mr. Wiseman’s initial annual base salary under the Agreement is $350,000, and he will be eligible for an annual bonus with a target amount of up to 50% of his annual base salary, payable based on achievement of corporate and/or personal performance goals established by the Compensation Committee of the Company’s Board of Directors, with potential for a bonus in excess of such target for superior performance. The Agreement also provides that Mr. Wiseman will receive an initial inducement grant of $600,000 in restricted stock units (the “Initial Inducement RSUs”) under the Company's 2015 Long Term Incentive Plan (“LTIP”). The number of RSUs granted will be determined using the closing price of Nautilus' shares as of October 26, 2020. The Initial Inducement RSUs will vest in three equal annual installments on the first three anniversaries of the Effective Date, subject to Mr. Wiseman’s continued service until each vesting date. The Initial Inducement RSUs will vest in full in the event Mr. Wiseman is terminated for any reason other than Cause (as defined in the Agreement) or within 12 months following a Change in Control (as defined and provided under the LTIP).

Furthermore, the Agreement also entitles Mr. Wiseman to receive a sign-on bonus of $100,000, payable in either cash or equity at Mr. Wiseman's election, with the first installment of $50,000 payable upon the first regular payroll date following commencement of his employment and the second installment of $50,000 shall be payable on the one year anniversary of the start date, subject to Mr. Wiseman's relocation to the Vancouver, Washington area. This bonus is subject to claw-back should Mr. Wiseman resign from the Company prior to the first anniversary of his employment.

Mr. Wiseman is also eligible for certain relocation benefits, including reimbursement of moving and travel expenses associated with Mr. Wiseman and his family’s relocation to the Vancouver, Washington area.

Either party may terminate the Agreement at any time for any reason, provided, however, if the Company terminates Mr. Wiseman’s employment without “cause” or Mr. Wiseman resigns for “good reason” (each as defined in the Agreement), then Mr. Wiseman will be entitled to receive certain severance benefits, including cash severance equal to six months of his then-current annual base salary and continuation of the company-paid portion of medical and dental coverages during such six-month period.

The foregoing description of the Agreement with Mr. Wiseman is qualified in its entirety by reference to the complete text of such agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
The following exhibit is furnished herewith and this list is intended to constitute the exhibit index:

10.1	Employment Agreement effective October 26, 2020, by and between Nautilus, Inc. and Garry R. Wiseman
99.1	Nautilus, Inc. press release dated October 22, 2020.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

October 28, 2020	By:	/s/ Wayne M. Bolio
Date		Wayne M. Bolio
Senior Vice President, Law and Human Resources, General Counsel